SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
January 28, 2020

BIONOVATE TECHNOLOGIES, CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-188152	N/A
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Av Nuevo León
Col. Hipodromo
06100 Cuidad de México
Mexico
Tel: +1-628-300-2311
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02.
UNREGISTERED SALES OF EQUITY SECURITIES

The following table sets forth, as of February 25, 2020, the beneficial ownership of the outstanding common stock by: (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. Unless otherwise indicated, each of the stockholders named in the table below has sole voting and dispositive power with respect to such shares of common stock. As of the date of this report there are 54,425,798 shares of common stock issued and outstanding.

Name and Address of Beneficial Owner Directors and Officers:	Amount and Nature of Beneficial Ownership	Percentage of Beneficial Ownership

Evergreen Solutions, Ltd(1) Ansuya Estate, Revolution Ave, Victoria, Seychelles	54,270,000	99.7%
All executive officers and directors as a group (1 person)	0	0%
__________
(1)	Evergreen Solutions, Ltd acquired these shares following the conversion of a note.

ITEM 5.01.
CHANGES IN CONTROL OF REGISTRANT

On January 28, 2020, Evergreen Solutions, Ltd acquired control of fifty four million two hundred and seventy thousand (54,270,000) shares (the “Purchased Shares”) of the Company’s issued and outstanding common stock, representing approximately 99.7% of the Company’s total issued and outstanding common stock, following the conversion of a convertible note at par value.

ITEM 5.02.
DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On February 3, 2020, Cohen Mizrahi resigned as a director and as an officer of our company. Dr. Mizrahi’s resignation was not the result of a disagreement between Dr. Mizrahi and our company on any matter relating to our company’s operations, policies or practices.

On February 3, 2020, David Magana Gonzalez was appointed as a director to replace Dr. Mizrahi and he was also appointed President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer of our company.

The biography for Mr. Gonzalez is set forth below:

Mr. Gonzalez, age 31, is a graduate from the University of Colima where he studied Business Administration where he consistently ranked top percentile. After graduating, Mr. Gonzalez held management positions at local businesses in Colima, Mexico. First, Mr. Gonzalez worked for public transport company SINTRA where he was responsible for operations from 2010 until 2015. In 2015, Mr. Gonzalez took a position at SOCACOVA as business strategist.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Bionovate Technologies, Corp

Dated: February 25, 2020	/s/ DAVID GONZALEZ
By: David Gonzalez
Its: Chief Executive Officer

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